Exhibit 99.1

Yon Yoon Jorden Elected Magnetek Director

    LOS ANGELES--(BUSINESS WIRE)--Aug. 24, 2004--Magnetek, Inc. (NYSE:MAG) today announced that Yon Yoon Jorden has been elected a director of the Company.
    For the past 20 years, Ms. Jorden has served in financial management positions of increasing responsibility, ranging from Internal Audit Director to Executive Vice President & CFO, with NASDAQ- and NYSE-listed high-technology, energy and healthcare companies, including Western Digital Corporation, Informix, Aera Energy LLC, Wellpoint Health Networks, Oxford Health Plans and AdvancePCS. In her executive capacities, she has specialized in complex financial transactions, including corporate turnarounds, initial public offerings, mergers and acquisitions.
    Ms. Jorden will serve on the Audit and Compensation Committees of the Board.
    An honors graduate of California State University (Los Angeles), Ms. Jorden was a senior auditor with Arthur Andersen & Company from 1979 to 1984, and is a member of the American Institute of Certified Public Accountants. She is also a member of the Advisory Board of the University of Texas (Dallas) Institute for Excellence in Corporate Governance, as well as a Board member of the Dallas Symphony Orchestra.
    "We are extremely pleased to welcome Yon Jorden as a director," said Magnetek's Board Chairman Andrew Galef. "Her experience and success in the financial community with major international firms will serve Magnetek well as we continue to grow and increase our share of world markets for uncommon power control products and systems."

    Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and Asia, and reported total revenue of $243 million in fiscal 2004, which ended on June 30, 2004.
    More information about Magnetek is available on its website at: http://www.magnetek.com.

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com